Exhibit 1




                             Dated: 2 December 2004







                              CENDANT CORPORATION


                      CENDANT UK ACQUISITION CORPORATION


                                     -and-


                                 EBOOKERS PLC






                           _______________________


                               MERGER AGREEMENT

                           _______________________







                 Skadden, Arps, Slate, Meagher & Flom (UK) LLP
                                40 Bank Street
                                 Canary Wharf
                                London E14 5DS

THIS AGREEMENT is made the 2nd day of December 2004.

BETWEEN:

(1) CENDANT CORPORATION, a Delaware corporation whose address is at 9 West 57th Street New York, NY ("Cendant");

(2) CENDANT UK ACQUISITION CORPORATION, a Delaware corporation whose address is at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle ("Cendant Bidco"); and

(3) EBOOKERS PLC, a public limited company registered in England and Wales with company number 3818962 and whose registered office is at 25 Farringdon Street, London EC4A 4AB ("ebookers").

WHEREAS:

(A) The parties each desire the acquisition of ebookers by Cendant Bidco, which is a wholly-owned, indirect subsidiary of Cendant.

(B) The parties intend to effect such acquisition by means of a scheme of arrangement under Section 425 of the Act to be proposed by ebookers to the Scheme Shareholders under which all of the Scheme Shares will be cancelled, New ebookers Shares will be issued to Cendant Bidco and Cendant Bidco will pay the Cash Consideration to Scheme Shareholders.

IT IS AGREED:

1.       Interpretation

1.1 In this Agreement, its Recitals and Schedules, unless the context requires otherwise, each of the following expressions shall have the meaning set opposite it:

"Acquisition"                    the proposed acquisition by Cendant Bidco of
                                 ebookers by means of the Scheme or, should Cendant Bidco so elect, by means of the Offer;

"Act"                            the Companies Act 1985, as amended;

"Advisers"                       in relation to Cendant means Citigroup and
                                 Skadden Arps Slate Meagher & Flom (UK) LLP, and in relation to ebookers means CSFB and Shearman & Sterling (London) LLP, including
                                 (unless the context requires otherwise)
                                 partners in and directors and employees of such advisers;

"Affiliate"                      in relation to a party, any person that
                                 directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party owns, directly or indirectly, 50% or more of the voting rights of such person;

"Agreed Form"                    in relation to the documents listed in
                                 Schedule I hereto, such documents in the terms agreed between the parties as at the date of this Agreement, subject to any further changes as Cendant and ebookers may agree;

"Announcement"                   the joint press announcement relating to the
                                 Acquisition in accordance with Rule 2.5 of the City Code in the Agreed Form;

"Announcement Date"              2 December 2004;

"Board"                          the board of directors of any relevant person;

"Business Day"                   a day (other than Saturday, Sunday or a
                                 public holiday in London), on which banks in the City of London are open for business generally;

"Cash Consideration"             the sum of 320 pence for each Scheme Share
                                 held by Scheme Shareholders;

"Cendant Bidco"                  Cendant UK Acquisition Corporation, a wholly
                                 owned subsidiary of Cendant;

"Circular"                       the circular to be issued by ebookers to
                                 Scheme Shareholders containing an explanatory statement and the Scheme regarding, inter alia, the cancellation of the Scheme Shares, the allotment of the New ebookers Shares to Cendant Bidco pursuant to the Scheme and the payment of the Cash Consideration;

"City Code"                      the City Code on Takeovers and Mergers;

"Clearances"                     all consents, clearances, permissions and
                                 waivers as may be necessary, and all filings and waiting periods as may be necessary, from or under the laws, regulations or practices applied by any Relevant Authority in connection with the implementation of the Acquisition, the Scheme or the Offer and references to Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained on terms reasonably satisfactory to Cendant or, where appropriate, made or expired;

"Cochrane Option"                the options granted to Peter Cochrane on 25
                                 October 1999 on terms equivalent to those under the ebookers Share Option Scheme;

"Conditions"                     the conditions to the Acquisition set out in
                                 Appendix 1 to the Announcement;

"Confidentiality Undertaking"    the confidentiality undertaking entered into
                                 between Cendant Europe Limited and ebookers dated 1 September 2004;

"Court"                          the High Court of Justice in England and Wales;

"Court Hearing Date"             the date of commencement of the hearing by
                                 the Court of the petition to sanction the Scheme and confirm the reduction of capital which forms part of it;

"Court Meeting"                  the meeting of Scheme Shareholders convened
                                 by the Court, notice of which will be
                                 contained in the Circular (or any adjournment thereof);

"Court Order"                    the order of the Court sanctioning the
                                 Scheme under Section 425 of the Act and
                                 confirming the cancellation of ebookers' share capital in connection therewith under
                                 Section 137 of the Act;

"Dhamija Option Agreement"       the option agreement dated 2 October 2002
                                 between Mr Dhamija and ebookers;

"Dhamija Compromise Agreement"   the agreement to be entered into between
                                 ebookers and Mr Dinesh Dhamija regarding the cessation of his employment with the relevant member of the ebookers Group in, or substantially in, the form attached as
                                 Schedule V;

"ebookers ADS"                   one American Depository Share of ebookers
                                 representing two ordinary shares in the
                                 capital of ebookers;

"ebookers Directors"             the directors of ebookers from time to time;

"ebookers Options"               options issued under the ebookers Share
                                 Option Scheme, the Cochrane Option and the
                                 Sampler Option;

"ebookers Shares"                ordinary shares of 14 pence each in the
                                 capital of ebookers;

"ebookers Share Option Scheme"   the ebookers Executive Share Option Scheme
                                 1999;

"Effective Date"                 the date upon which:

                                 (A) the Scheme becomes effective in
                                 accordance with its terms; or

                                 (B) if Cendant elects to implement the
                                 Acquisition by way of the Offer, the Offer becomes or is declared unconditional in all respects;

"EGM Resolutions"                the resolutions to be proposed at the
                                 Extraordinary General Meeting in connection with the Scheme to approve the reduction of capital and such other matters as may be agreed between ebookers and Cendant as necessary or desirable for the purposes of implementing the Scheme;

"Encumbrance"                    any charge, mortgage, lien, hypothecation,
                                 judgment, encumbrance, easement, security, title retention, preferential right, trust arrangement, or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favour of any person;

"Exchange Act"                   the Securities Exchange Act of 1934, asamended;

"Exclusivity Period"             the period between the date hereof and the
                                 earliest to occur of: (i) the Effective Date,
                                 (ii) the date of termination of this
                                 Agreement pursuant to Clause 11;

"Extraordinary General Meeting"  the extraordinary general meeting of ebookers, notice of which will be contained in the Circular, or any adjournment thereof;

"Group" in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;


"Higher Competing Offer"          has the meaning set out in Clause 6.4;

"Meetings"                        the Court Meeting and the Extraordinary
                                  General Meeting;

"NASDAQ"                          The NASDAQ Stock Market, Inc;

"New ebookers Shares"            the ordinary shares of 14 pence each in the
                                 capital of ebookers to be issued credited as fully paid up to Cendant Bidco pursuant to the Scheme;

"Offer" should Cendant elect to effect the Acquisition by way of an offer, the offer to be made (outside the US) by Citigroup for and on behalf of Cendant or Cendant Bidco and (in the US) by Cendant or Cendant Bidco, for all of the ebookers Shares on the terms and subject to the conditions to be set out in the related Offer Document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal thereof;

"Offer Document"                 the document to be despatched to (amongst
                                 others) holders of ebookers Shares pursuant to which the Offer would be made;

"Panel"                          the Panel on Takeovers and Mergers;

"Personnel"                      in relation to any person, its board of
                                 directors, members of their immediate
                                 families, related trusts and persons
                                 connected with them, as such expressions are construed in accordance with the City Code;

"Proceedings"                    has the meaning set out in Clause 17;

"Registrar"                      the registrar of companies for England and
                                 Wales;

"Relevant Authority"             any government or governmental,
                                 quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade or regulatory agency, association or institution or any competition, antitrust or supervisory body, in each case in any jurisdiction;

"Representatives"                in relation to each party, the directors,
                                 employees, agents, consultants of, and any individuals seconded to work for, such party
                                 (including persons who, at the relevant time, occupied such position);

"Resolutions"                    the resolutions to be proposed at the Meetings;

"Restricted Actions"             the actions listed in Schedule III;

"Rules"                          the Rules of the ebookers Share Option Scheme;

"Sampler Option"                 the options  granted to Jeffrey Sampler on 1
                                 January 2001 on terms equivalent to those under the ebookers Share Option Scheme;

"Scheme" the scheme of arrangement under Section 425 of the Act to be contained in the Circular, the principal terms of which are set out in the Announcement;

"Scheme Record Time"             6.00 p.m. on the Business Day immediately
                                 preceding the day upon which the Scheme
                                 becomes effective in accordance with its terms;

"Scheme Shareholders"            holders of Scheme Shares;

"Scheme Shares"                  the ebookers Shares in issue on the date of
                                 the Circular (including those represented by ebookers ADSs) together with any further ebookers Shares:

                                 (a)    issued after the date of the Circular
                                        and prior to the Voting Record Time;
                                        and

                                 (b)    issued after the Voting Record Time
                                        and prior to the Scheme Record Time
                                        either on terms that the original or
                                        any subsequent holder thereof shall be
                                        bound by the Scheme or, in respect of
                                        which the holder thereof shall have
                                        agreed in writing to be bound by the
                                        Scheme;

"SEC"                            US Securities and Exchange Commission;

"Service Documents"              has the meaning set out in Clause 17;

"Substantial Interest"           a direct or indirect interest in 20 per cent
                                 or more of the voting equity capital of an undertaking;

"Takeover Proposal"              means any proposal or offer by any third
                                 party (other than a proposal or offer by or on behalf of Cendant or any subsidiary thereof) for 50 per cent or more of the voting share capital of ebookers whether by offer, merger, scheme of arrangement or other means and any partnership, joint venture or other business combination involving a change of control of ebookers, or contribution, disposal or purchase of 50 per cent or more of the assets, businesses, revenues or undertaking of ebookers or of ebookers' Group or other similar transaction that is inconsistent with the implementation of the Acquisition;

"Talwar Option Agreement"        the  option  agreement  dated 21  October  1999
                                 between  Mr. Talwar and ebookers;

"Timetable"                      the timetable for the Acquisition set forth in
                                 Schedule IV;

"UK GAAP"                        generally accepted accounting  principles in
                                 the United Kingdom;

"UK Listing Authority"           the Financial Services Authority acting in
                                 its capacity as the competent authority for the purposes of Part VI of the Financial
                                 Services and Markets Act 2000;

"Voting Record Time"             6.00 p.m. on the day prior to the day
                                 immediately before the Meetings or any
                                 adjournment thereof;

"$" or "dollars"                 denotes United States dollars; and

"(pound)" or "pounds" or "pence" denotes the lawful currency of the United
                                 Kingdom.


1.2      In this Agreement:

         (a) the Recitals and Schedules form an integral part of this Agreement;

         (b) the headings are for convenience only and shall not affect its interpretation;

         (c) expressions defined in the Act (excluding its Schedules) shall have the same meanings in this Agreement, unless the context requires otherwise or they are otherwise defined in this Agreement;

         (d) a reference to the provisions of law includes a reference to any provisions which from time to time amends, extends, consolidates or replaces that provision (other than any such provision with retrospective effect, to the extent that it is retrospective) and any subordinate legislation made under any such provisions;

         (e) words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

         (f) references to Clauses and Schedules are, unless otherwise stated, to Clauses of and Schedules to this Agreement;

         (g) references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality).

1.3 In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word "other" or "including" or "in particular" shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

2.       Implementation and Documentation

2.1 The parties undertake to implement the Scheme in accordance with, and subject to the terms and conditions of, the Announcement and, so far as possible, the Timetable, with the overall intention that all Clearances are satisfied prior to the Court Hearing. Accordingly, without prejudice to the preceding sentence, each party agrees to use all reasonable endeavours to, and to procure that its Group and its directors and its relevant professional advisers assist it to, prepare all such documents and take all such steps as are necessary or desirable:

         (a) in connection with the Acquisition, the Scheme and the Offer (if made); and

         (b)  for the purposes of obtaining all Clearances.

2.2 ebookers shall not seek to amend the Scheme or the EGM Resolutions after despatch of the Circular without the prior written consent of Cendant, which consent shall not be unreasonably delayed or withheld.

2.3 Cendant Bidco will instruct Counsel to appear on its behalf at the hearing of the petition to sanction the Scheme and will undertake to the Court to be bound by the terms of the Scheme insofar as it relates to Cendant Bidco, including as to discharge of the Cash Consideration for the Acquisition.

2.4 ebookers will, save as otherwise agreed with Cendant, take or cause to be taken all such steps as are necessary or desirable to implement the Scheme in accordance with the Timetable and, in particular, but without limitation:

         (a) ebookers will, as soon as reasonably practicable after the date of this Agreement, issue a Part 8 claim form in order to seek the Court's permission to convene the Court Meeting and file such documents as may be necessary in connection therewith;

         (b)  upon:

              (i) the necessary documents being settled with the Court and, where required, approved by Cendant under Clause 2.8; and

              (ii) the Court making the order necessary for the purpose of convening the Court Meeting,

              ebookers shall as soon as reasonably practicable, publish the requisite documents, including the Circular together with appropriate forms of proxy for use at the Meetings, and thereafter in a timely manner, publish and/or post such other documents and information as the Court, the Panel, the UK Listing Authority, NASDAQ or the SEC may approve or require from time to time in connection with the proper implementation of the Scheme according to the Timetable;

         (c) ebookers will convene the Extraordinary General Meeting to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

         (d) following the Court Meeting and the Extraordinary General Meeting, and assuming the resolutions to be proposed at such meeting have been passed by the requisite majorities, ebookers shall, as contemplated by the Timetable but in consultation with Cendant and always with the overall intention that all Clearances are satisfied prior to the Court Hearing, seek the sanction of the Court to the Scheme at the Court Hearing and take all other action necessary or desirable to make the Scheme effective;

         (e) if the Court so requires or indicates, or if it is necessary or desirable to implement the Scheme, ebookers shall reconvene the Court Meeting and any other necessary shareholder meeting;

         (f) as soon as practicable after the sanction of the Court of the Scheme (including the capital reduction) at the Court Hearing, and in any event within one Business Day thereof, ebookers shall cause an office copy of the Court Order to be filed with the Registrar and registered by him;

         (g) ebookers will not allot or issue any ebookers Shares between the Scheme Record Time and the time at which the Scheme becomes effective;

         (h) ebookers will use all reasonable endeavours to ensure that the steps to be taken between the posting of the Circular and the Effective Date are undertaken in accordance with a process agreed with Cendant and always with the overall intention that all Clearances are satisfied prior to the Court Hearing;

         (i) as soon as permissible in accordance with, and to comply with the applicable requirements of, the Rules, the terms of the Dhamija Option Agreement and the terms of the Talwar Option Agreement as the case may be, ebookers shall give notice to:

                  (A) the holders of ebookers Options in accordance with the Rules that all unexercised ebookers Options will lapse at the end of the relevant exercise period, as defined in the Rules;

                  (B) Dinesh Dhamija in accordance with the terms of the Dhamija Option Agreement that the unexercised options issued to Mr Dhamija pursuant to the Dhamija Option Agreement will lapse at the end of the relevant exercise period, as defined in the Dhamija Option Agreement;

                  (C) Sanjiv Talwar in accordance with the terms of the Talwar Option Agreement, that the unexercised options issued to Mr Talwar pursuant to the Talwar Option Agreement will lapse at the end of the relevant exercise period, as defined in the Talwar Option Agreement;

                  (D) Peter Cochrane in accordance with the Rules that all unexercised options granted to Mr Cochrane pursuant to the Cochrane Option will lapse at the end of the relevant exercise period, as defined in the Rules; and

                   (E) Jeffrey Sampler in accordance with the Rules that all unexercised options granted to Mr Sampler pursuant to the Sampler Option will lapse at the end of the relevant exercise period, as defined in the Rules;

         (j) if the Scheme becomes effective or the Offer, if made, becomes unconditional in all respects, ebookers shall procure that the ebookers Directors approve the appointment as directors of ebookers of anyone nominated by Cendant and procure the resignations of any ebookers Director if required by Cendant.

2.5 ebookers agrees that the Circular shall incorporate a unanimous and unqualified recommendation of the ebookers Directors to Scheme Shareholders to vote in favour of the Scheme and the EGM Resolutions except if, and only to the extent that, the ebookers Directors conclude, in good faith, after consultation with, and based upon the advice of, their legal and financial advisers at a meeting of the Board of ebookers Directors, that such recommendation should not be given or should be withdrawn, modified or qualified in order to comply with the fiduciary duties of the ebookers Directors and on the basis that an extract from the relevant Board minute (certified as a true extract by the Company Secretary of ebookers) evidencing the conclusion of the ebookers Directors and referring to the legal and financial advice provided to the ebookers Directors is promptly delivered to Cendant by ebookers.

2.6 Cendant may elect at any time to implement the Acquisition by way of the Offer, whether or not the Circular has been despatched. Provided that the Offer is made in accordance with the terms and conditions set out in the Announcement (and with the consideration being equal to or greater than that specified in the Announcement), ebookers agrees that the related Offer Document shall incorporate a unanimous and unqualified recommendation of the ebookers Directors to the Scheme Shareholders to accept the Offer, except as specified in Clause 2.5 above.

2.7 The obligations of the parties to implement the Scheme, or if applicable the Offer, are subject to satisfaction or, where permissible, waiver of the Conditions. ebookers agrees that it shall only file the relevant Court Order with the Registrar if all of the Conditions are satisfied or, where permissible, waived by Cendant Bidco prior to the grant of the relevant Court Order. Except where required by the Panel, Cendant Bidco shall not be under any obligation to waive or treat as satisfied any of the Conditions in Appendix I to the Announcement.

2.8 ebookers agrees to co-ordinate the preparation and despatch of the Circular with Cendant and only to despatch the Circular, together with appropriate forms of proxy for use at the Meetings, with the consent of Cendant (which shall not be unreasonably withheld). Accordingly ebookers will submit drafts and revised drafts of the Circular and forms of proxy to Cendant for review and comment and shall discuss such comments with Cendant for the purposes of preparing revised drafts. Cendant undertakes to provide to ebookers for the purposes of inclusion in the Circular all such information about Cendant, its Group and their respective Personnel as may reasonably be required by ebookers (having regard to the City Code and applicable regulations) for inclusion in the Circular (including all information that would be required under the City Code or applicable regulations) and to provide all such other assistance as ebookers may reasonably require in connection with the preparation of the Circular including access to and ensuring the assistance of its management and that of relevant professional advisers.

2.9 Cendant agrees to co-ordinate the preparation and despatch of the Offer Document related to the Offer with ebookers unless any of the ebookers Directors have determined that the recommendation contemplated by Clause 2.6 shall not be given or should be withdrawn, modified or qualified in order to comply with their fiduciary duties. Subject thereto, Cendant will submit drafts and revised drafts of the Offer Document to ebookers for review and comment and shall discuss such comments with ebookers for the purposes of preparing revised drafts.

2.10     (a)  Cendant will procure that Cendant Bidco's directors accept responsibility for all of the information in the Circular relating to Cendant, its Group and its Personnel.

         (b) ebookers will procure that the ebookers Directors accept responsibility for all of the information in the Circular other than that relating to Cendant, its Group and their respective Personnel.

2.11 If Cendant elects to exercise the right to implement the Acquisition by way of the Offer:

         (a) Cendant will procure that Cendant Bidco's directors accept responsibility for all of the information in the related Offer Document other than that relating to ebookers, its Group and their respective Personnel; and

         (b) ebookers will procure that the Directors accept responsibility for the information in the Offer Document relating to ebookers, its Group and its Personnel.

2.12 ebookers undertakes to provide Cendant with all such information about ebookers, its Group and its Personnel as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as Cendant may reasonably require in connection with the preparation of the Offer Document, including access to, and ensuring the provision of assistance by, its management and relevant professional advisers.

2.13 ebookers undertakes to co-operate with and assist Cendant by providing Cendant and any Relevant Authority as promptly as is reasonably practicable upon request and in good faith any necessary information and documents for the purpose of making any submissions, filings and notifications to such Relevant Authority in relation to the Acquisition, including making any joint filings with Cendant where required by any such Relevant Authority.

2.14     Each party undertakes:

         (a) to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Clearances; and

         (b) to disclose to each other as soon as reasonably practicable material correspondence with any Relevant Authority (subject to redaction of confidential information).

2.15 ebookers undertakes to enter into the Dhamija Compromise Agreement prior to the Effective Date, such agreement to be conditional on the Scheme becoming effective.

2.16 The parties will consult with the Panel from time to time as necessary in order to keep the Panel informed, and where appropriate seek the consent of the Panel, as to the Timetable and the process to obtaining the Clearances.

2.17 ebookers will cooperate with any reasonable request of Cendant or Cendant Bidco in seeking a direction from the Panel to require any person rumoured to be interested in acquiring ebookers to make an announcement clarifying its intentions in accordance with the requirements of the City Code.

2.18 ebookers shall agree to any extension of time limits in the City Code which Cendant requests and which the Panel approves.

3.       Code Consideration

         Cendant shall, subject to the Scheme becoming effective, pay, or procure the payment by Cendant Bidco of, the Cash Consideration to Scheme Shareholders entitled thereto in accordance with the Scheme and the requirements of the City Code.

4.       Co-operation

         Each of the parties shall promptly provide such reasonable assistance and information and shall co-operate and consult with each other in the preparation and publication of the Circular and any other document or filing which is required or which ebookers or Cendant reasonably considers to be necessary or appropriate in accordance with the requirements of the City Code and the Act for the purposes of implementing the Acquisition.

5.       Representations, Warranties and Undertakings

5.1 Each of the parties represents and warrants to the other on the date hereof that:

         (a) it has the requisite power and authority to enter into and perform this Agreement;

         (b) this Agreement constitutes its binding obligations in accordance with its terms;

         (c) the execution and delivery of, and performance of its obligations under, this Agreement will not:

                  (i) result in a breach of any provision of its constitutional documents;

                  (ii) result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, to an extent that is material in the context of the Acquisition; or

                  (iii) result in a breach of any order, judgement or decree of any court or governmental agency to which it is a party or by which it is bound.

5.2      ebookers confirms and undertakes:

         (a) that it is a "foreign private issuer" as such term is defined under Rule 3b-4(c) under the Exchange Act;

         (b) to furnish to Cendant upon request of Cendant in writing a copy of ebookers' register of shareholders dated as of (i) a date on or around the 30th calendar day prior to commencement (within the meaning of Rule 14d-2 ("Rule 14d-2") under the Exchange Act) of a tender offer (within the meaning of the Exchange Act) by Cendant for the entire issued share capital of ebookers or (ii) such other date as may be agreed by ebookers and Cendant for the purpose of assisting Cendant in making its calculation in accordance with instruction 2 to Rules 14d-2(c) and (d);

         (c) that to the best of the knowledge and belief of the ebookers Directors and after due and careful enquiry, there are no circumstances relating to ebookers and its subsidiaries which would result in any of the Conditions not being satisfied in a manner material in the context of the ebookers Group taken as a whole; and

         (d) that it is fully in compliance with the continuing obligations for companies set out in Chapter 9 of the listing rules of the UK Listing Authority and that no material information relating to ebookers and its subsidiaries not already in the public domain has come to the attention of the ebookers Directors prior to the Announcement Date.

5.3 ebookers will not directly or indirectly make known to any third party the discussions between Cendant and ebookers concerning the Acquisition and shall procure that its Affiliates and its or their Representatives shall do likewise, subject as required by the City Code or as a matter of law or regulation to which ebookers is subject and in any such case only after consultation with Cendant, taking into account its reasonable representations and to the minimum extent required by the City Code or such law or regulation.

5.4 Cendant undertakes to procure that during the Exclusivity Period (i) Cendant and Cendant Bidco shall not take any action which would be prejudicial to the successful outcome of the Scheme and (ii) Cendant Bidco shall remain a wholly owned indirect subsidiary of Cendant.

5.5 Each of Cendant and ebookers undertakes promptly to notify each other (and supply copies of all relevant information) of any event or circumstance of which they become aware that would be likely to have a significant impact on the satisfaction of the Conditions.

5.6 ebookers undertakes that it shall promptly notify Cendant in writing of any fact, matter or event of which it becomes aware which has had or could reasonably be expected to have a material adverse effect on either the financial, trading or business position of the ebookers Group taken as a whole or on the implementation of the Acquisition in accordance with its terms.

5.7 For the purposes of Clauses 5.5 and 5.6, ebookers will be deemed to be aware of matters which are within the actual knowledge of the ebookers Directors and each of Yashish Dahiya, Dhruv Shringi, Bhupender Singh, Gilles Despas, Helen O'Byrne, Ranjan Singh, Elaine Burrough, Chris Sherlock, Simon Powell, Kevin Hall, William Scott, Mark Reid and Prashant Sahni (in each case having made all reasonable and proper enquiries and exercised due diligence) and Cendant will be deemed to be aware of matters which are within the actual knowledge of Sam Katz, Ronen Stauber, Stan Sandberg, Neal Sunners, Marius Nasta and Gordon Wilson (in each case having made all reasonable and proper enquiries and exercised due diligence).

5.8 ebookers shall conduct its business in the ordinary course consistent with past practice during the Exclusivity Period. Without limitation to the generality of the foregoing, during the Exclusivity Period ebookers shall not and shall procure that no member of its Group shall, carry out any of the Restricted Actions without having obtained the prior written consent of Cendant (which consent may be given, withheld or given subject to such conditions as Cendant may, in its absolute discretion, determine). ebookers shall use reasonable endeavours to ensure that the provisions of this Clause 5.8 are promptly brought to the attention of relevant employees of members of the ebookers Group and that such relevant employees are instructed to comply, or procure compliance with, the provisions hereof. For the avoidance of doubt, in the event that this Agreement is terminated by either party pursuant to Clause 11 or if the Scheme becomes effective, none of ebookers, its directors, officers or employees shall be liable for any claim by Cendant for money damages in respect of a breach of this Clause 5.8 except to the extent that any such claim is attributable to fraud on the part of the relevant party.

5.9 During the Exclusivity Period, ebookers shall and shall procure that the members of its Group shall:

         (a) give Cendant and its Representatives reasonable notice of and an opportunity to participate in bi-weekly conference calls or meetings of appropriate members of ebookers' senior management to discuss progress on significant operational and financial matters affecting ebookers or any member of the ebookers Group;

         (b) furnish Cendant with such financial and operating data and other information with respect to each member of the ebookers Group (including, without limitation, financial management reports in the format and frequency as such reports are produced by ebookers as at the date of this Agreement), in such form as such data and/or information are maintained by ebookers or other relevant member of the ebookers Group in the ordinary course of business as currently conducted, as Cendant may from time to time reasonably request; and

         (c) give Cendant and its Representatives reasonable access to such of the books, records and personnel of each member of the ebookers Group as shall be necessary or desirable to enable Cendant to prepare for the implementation of the Acquisition and the integration of the businesses of Cendant and ebookers following such implementation.

5.10 Without prejudice to the provisions of Clause 5.8, during the Exclusivity Period, ebookers shall not, and shall procure that no member of its Group shall, without having obtained the prior written consent of Cendant (which consent may be given, withheld or given subject to such conditions as Cendant may in its absolute discretion, determine) enter into any agreement or arrangement whereby it or such member of its Group becomes subject to an obligation of confidentiality in favour of any party other than Cendant or Cendant Bidco and which would prevent, prohibit or restrict the notifications by ebookers and other activities contemplated by Clause 5.5, Clause 5.6, Clause 5.9 and Clause 6.3. In the event that ebookers is or becomes subject to an obligation of confidentiality in favour of a third party during the Exclusivity Period which may prevent, prohibit or restrict the notifications by ebookers and other activities contemplated by Clause 5.5, Clause 5.6, Clause 5.9, and Clause 6.3, ebookers shall use all commercially reasonable endeavours to procure the prompt waiver, relaxation or removal of such obligation.

6.       Exclusivity

6.1 ebookers undertakes that it will immediately terminate all discussions or other contact with third parties relating to any Takeover Proposal and shall procure that its Affiliates and its or their Representatives shall do likewise.

6.2 Subject to Clause 6.3, in consideration of the commitment of time, cost, expense and personnel by Cendant and its Affiliates and of Cendant and Cendant Bidco incurring the expense of instructing advisers (including, without limitation, Cendant's Advisers), in each case for the purpose of investigating, finalising and documenting the Acquisition, ebookers represents, warrants and undertakes that, during the Exclusivity Period, neither it nor any member of the ebookers Group, or any of their respective Advisers or Representatives, will, directly or indirectly through any other person:

         (a) solicit, initiate, facilitate or knowingly encourage or enter into discussions or negotiations or any agreement or arrangement regarding, any Takeover Proposal; or

         (b) except as, and solely to the extent, required by the City Code, provide information to any person (other than Cendant, Cendant Bidco and their Advisers or Representatives) in relation to any Takeover Proposal.

6.3 Notwithstanding Clause 6.2, ebookers may engage in discussions or negotiations with, and (otherwise than as permitted by Clause 6.2(b)) furnish information concerning ebookers, the ebookers Group, or their businesses, properties or assets, to a third party which has indicated that it may make an unsolicited Takeover Proposal if, and only to the extent that, the ebookers Directors conclude, in good faith, after consultation with, and based upon the advice of their legal and financial advisers at a meeting of the ebookers Directors, that the failure to take such action would be in breach of their fiduciary duties or would violate their obligations under the provisions of the City Code or the Act and on the basis that (i) a copy of the relevant extract of the minutes of such meeting reflecting the ebookers Directors' conclusion and referring to the legal and financial advice provided to the ebookers Directors, shall promptly be provided to Cendant by ebookers and (ii) ebookers shall promptly (but in any event within 24 hours) notify Cendant of the receipt of any such Takeover Proposal, including the material terms and conditions thereof (to the extent known) (and any changes in the material terms and conditions thereof of which it becomes aware) and the identity of the person making such Takeover Proposal.

6.4 In the event that a Takeover Proposal is announced under the terms of which Scheme Shareholders are offered a higher price in cash per ebookers Share than the price then offered under the Acquisition (a "Higher Competing Offer"), ebookers undertakes that it will not withdraw the Scheme for 48 hours and if, within that time, Cendant communicates to ebookers a revision to the terms of the Acquisition, so that the terms of the Acquisition (which revision may include effecting the Acquisition by way of the Offer) as so revised provide for a price in cash per ebookers Share no less than the price offered under the Higher Competing Offer, and the terms of the Acquisition as so revised are otherwise no less favourable to Scheme Shareholders than the terms of the Higher Competing Offer taking into account all the circumstances including, without limitation, any obligation to pay a fee pursuant to Clause 7.1 below, the ebookers Directors will continue to recommend the Acquisition, as so revised, and withdraw any recommendation of the Higher Competing Offer.

6.5 If ebookers is in breach of any of its obligations under this Clause 6, ebookers will pay to Cendant damages equal to the fees, costs and expenses (together with any related value added or similar tax and disbursements) reasonably incurred by Cendant and/or Cendant Bidco in connection with its investigation and evaluation of ebookers and otherwise in connection with the Acquisition (including those fees, costs and expenses which may have already been reasonably incurred by Cendant and/or Cendant Bidco as at the date of this Agreement) up to the date on which Cendant becomes aware of the breach, each of ebookers and Cendant agreeing such amount to be a genuine and reasonable pre-estimate of the damages likely to be suffered by Cendant as a result of any such breach. The maximum amount so payable shall not exceed the amount specified in Clause 7.1 below and shall be paid within ten Business Days of demand.

7.       Inducement Fee

7.1      In the event that:

         (a) the ebookers Directors do not unanimously, without qualification, recommend the Acquisition, or following announcement of the Acquisition, the ebookers Directors withdraw (or modify or qualify in a manner adverse to Cendant Bidco) their approval or recommendation of the Acquisition; or

         (b) prior to the date six months after the date of the Announcement a Takeover Proposal is announced which becomes or is declared wholly unconditional or otherwise becomes effective or is completed; or

         (c) any financial advisor to the ebookers Directors appointed pursuant to Rule 3 of the City Code withdraws or in any way modifies its consent (whether written or oral) to being named in the context of any recommendation statement by the ebookers Directors to the Scheme Shareholders regarding the Acquisition, ebookers will pay to Cendant, within ten Business Days of demand, in the case of the occurrence of any of the events referred to in this Clause 7.1 a fee of (pound)2,089,000. All sums payable under this Clause 7 shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified to ebookers by Cendant and shall be paid in full free from any deduction or withholding whatsoever (save only as maybe required by law) and without regard to any lien, right of set-off, counter-claim or otherwise.

8.       Announcement

8.1 ebookers and Cendant agree that the Announcement shall be released in accordance with the City Code at or about 3 p.m. (London time) on the Announcement Date.

8.2 Without prejudice to the provisions of Clause 4, during the Exclusivity Period, ebookers and Cendant shall, subject to the requirements of applicable law or any applicable regulatory body or the City Code or the Panel, consult together as to the terms of, the timetable for and manner of publication of, any announcement, circular or publication to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any regulatory or governmental authority or to the media or otherwise which either may desire or be obliged to make regarding the Acquisition.

9.       Assignment

         This Agreement is personal to the parties to it and may not be assigned in whole or in part.

10.      Time of the Essence

         Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between ebookers and Cendant but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

11.      Termination

11.1 Notwithstanding anything contained in this Agreement to the contrary, this Agreement may, subject to compliance with the City Code and the requirements of the Panel, be terminated as follows:

         (a) by the mutual consent of Cendant and ebookers at any time prior to the making of the Court Order;

         (b) by Cendant by written notice, if the Effective Date shall not have occurred on or before 30 June 2005 (or such later date as Cendant, ebookers and the Court may agree) and Cendant shall not have breached its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Acquisition on or before such date;

         (c) by either Cendant or ebookers if any of the Conditions which has not been waived is (or becomes) incapable of satisfaction and if Cendant notifies ebookers that notwithstanding it has the right to waive such Condition, it will not do so, or if any Condition which is incapable of waiver is not satisfied or becomes incapable of satisfaction;

         (d) by either Cendant or ebookers, by written notice, if at any time prior to the Effective Date the ebookers Directors (through their own action or through any agency or otherwise) shall have:

              (i) withdrawn (or modified in a manner adverse to Cendant) their approval or recommendation of the Acquisition; or

              (ii) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal; or

         (e) by Cendant, by written notice, if ebookers is in breach of any of its obligations under Clause 5.8, 5.10 or 6 and, subject to ebookers having notified Cendant of such breach in writing, such breach shall not, if capable of remedy, have been cured within ten days after notice requiring such cure shall have been received by ebookers.

11.2 Subject to the provisions of this Agreement which are expressly provided to survive termination and without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto (including, without limitation, under Clause 7), if this Agreement is terminated pursuant to this Clause 11 this Agreement shall terminate and there shall be no other liability on the part of ebookers (on the one hand) and Cendant (on the other hand) to the other.

11.3 If the ebookers Directors resolve to take either of the courses of action referred to in Clauses 11.1(d) (i) or (ii), a copy of the minutes of such meeting of the ebookers Directors reflecting the conclusion of the ebookers Directors and referring to the advice received from their legal and financial advisers shall promptly be provided to Cendant by ebookers.

11.4 Termination of this Agreement shall be without prejudice to any rights either party may have in respect of any prior breach hereof. For the avoidance of doubt, the rights and obligations provided for in clauses 2.6, 2.9, 2.11, 2.12 and 2.13 shall continue to apply in the event that Cendant announces an Offer which is recommended by the ebookers Directors within three months from the date on which the Scheme does not become effective or is withdrawn or any condition to which the Scheme is subject becomes incapable of satisfaction and is not waived in accordance with its terms.

12.      Fees and Costs

         Subject to the other provisions of this Agreement, each party will bear its own legal, accountancy and other costs and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement and the implementation of the Acquisition.

13.      Waiver/Amendment

13.1 There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is in writing and signed by the waiving party.

13.2 No relaxation, forbearance, indulgence or delay (together "indulgence") of any party in exercising any right, power or privilege hereunder shall be construed as a waiver thereof and shall not effect the ability of that party subsequently to exercise that right, power or privilege or to pursue any remedy, nor shall any indulgence constitute a waiver of any other right, power or privilege, nor will any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

13.3 No amendment, change or addition to this Agreement shall be effective or binding on any party unless reduced to writing and executed by both parties.

14.      Invalidity

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

15.      Notices

15.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class mail (or airmail if abroad) addressed to that party at such address, or sent by facsimile transmission to the numbers set out in Clause 15.3 (or such other number as may be notified to the parties) and shall if:

         (a) personally delivered, be deemed to have been received at the time of delivery;

         (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

         (c) sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee,

         PROVIDED that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

15.2 For the purposes of this Clause the authorised address of each party shall be the address set out at the head of this Agreement or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

15.3 Any notice or other communication will, in the case of service by facsimile transmission, be sent to the recipient using the following facsimile numbers (or such other facsimile number as may from time to time be notified in writing to the recipient to the sender as being the recipient's facsimile number for service):

         Cendant:                   +44 208 762 6631

                                    Attention: General Counsel - Cendant Europe

         Cendant Bidco:             +44 208 762 6631

                                    Attention: General Counsel - Cendant Europe

         ebookers:                  +44 (0)20 7489 2207

                                    Attention: Company Secretary

15.4 The provisions of this Clause 15 shall not apply in relation to the service of Service Documents.

16.      General

16.1 Each of the parties shall, and shall use all reasonable efforts to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to such party's obligations under this Agreement.

16.2 No person who is not a party to this Agreement shall have any rights under the Contracts (Right of Third Parties) Act 1999 to enforce any term of this Agreement.

16.3 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

16.4 The Confidentiality Undertaking shall continue to have full force and effect in accordance with their terms save as otherwise agreed in writing between the parties thereto.

16.5 Without prejudice to any other rights or remedies that Cendant may have pursuant to this Agreement, ebookers acknowledges that Cendant may be materially harmed by a breach of any provision of this Agreement and that damages alone may not provide an adequate remedy for any such breach. Accordingly, ebookers acknowledges that Cendant shall be entitled without proof of special damages to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

16.6 If ebookers defaults in the payment when due of any sum payable under this Agreement, ebookers' liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at a rate per annum of 2 per cent above the base lending rate from time to time of Barclays Bank Plc. Such interest shall accrue from day to day and shall be in addition to the amount specified as payable hereunder.

17.      Service of process and appointment of process agent

17.1 Cendant and Cendant Bidco each irrevocably appoints Cendant Europe Limited to be its agent for the receipt of Service Documents. It agrees that any claim form, application notice, order, judgment or other document ("Service Documents") relating to any claim, legal action proceedings, dispute or matter of difference arising out of or in connection with this Agreement ("Proceedings") may be effectively served on it in connection with the Proceedings in England and Wales by service on its agent.

17.2 If the agent at any time ceases for any reason to act as such, Cendant and Cendant Bidco shall each appoint a replacement agent having an address for service in England or Wales and shall notify ebookers of the name and address of the replacement agent.

17.3 A copy of any Service Document served on an agent shall be sent by post to Cendant and/or Cendant Bidco, as the case may be. Failure or delay in doing so shall not prejudice the effectiveness of the Service Document.

18.      Governing Law

18.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

18.2 The courts of England shall have exclusive jurisdiction to settle any Proceedings which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement, and each of the parties irrevocably submits to such jurisdiction and waives any objection to any Proceedings in such courts or on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

AS WITNESS WHEREOF the hands of the parties or their duly authorised representatives the day and year first above written.


SIGNED by                  )
CENDANT CORPORATION        )





SIGNED by                  )
CENDANT UK ACQUISITION     )
CORPORATION                )





SIGNED by                  )
EBOOKERS PLC               )

                                  SCHEDULE I


1.       Announcement.

2.       Board minutes of ebookers, Cendant and Cendant Bidco

3. Irrevocable Undertakings of the ebookers Directors, Flightbookers Investments Limited, Goldman Sachs Securities Nominees Limited, James Capel Nominees Limited and Salomon Smith Barney.

                                  SCHEDULE II

      CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND THE ACQUISITION


The Acquisition will be conditional upon the Scheme becoming effective, by not later than 30 June 2005 or such later date (if any) as Cendant Bidco, ebookers and the Court may agree. The Scheme will comply with the rules and regulations of the UK Listing Authority, the London Stock Exchange, the Code and applicable US securities law. The Scheme will not become effective unless the following conditions are satisfied or, where appropriate, waived:

(a) the approval of the Scheme by a majority in number representing three-fourths or more in value of the ebookers Shareholders present and voting, either in person or by proxy, at the Court Meeting, or any adjournment thereof;

(b) the resolution(s) in connection with or required to approve and implement the Scheme being duly passed by the requisite majority at the Extraordinary General Meeting, or at any adjournment thereof;

(c) the sanction (with or without modification, on terms acceptable to Cendant Bidco) of the Scheme and confirmation of the reduction of capital involved therein by the Court and an office copy of the Court Order and the minute of such reduction attached thereto being delivered for registration to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered;

(d) a notification having been made to the German Federal Cartel Office (Bundeskartellamt), and the Federal Cartel Office, within one month from its receipt of the complete notification, either having affirmatively given clearance, or having not given notice that it has initiated main examination proceedings (Hauptprufverfahren) under
         Section 40 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen); and

(e) a notification having been made to the Norwegian Competition Authority and the Norwegian Competition Authority within 15 working days from receipt of a short form notification not having required submission of a complete notification, pursuant to the Norwegian Competition Act, No. 65 of June 11, 1993.

(f) no Third Party having intervened in any way and there not continuing to be outstanding any statute, regulation or order of any Third Party in each case which would or might reasonably be expected (in any case to an extent which is material in the context of the Wider Cendant Group or the Wider ebookers Group, as the case may be, in each case, taken as a whole) to:

         (i) make the Acquisition or its implementation or the acquisition or proposed acquisition by Cendant Bidco or any other member of the Wider Cendant Group of any shares or other securities in, or control or management of, ebookers or any other member of the Wider ebookers Group, void, unenforceable and/or illegal in any jurisdiction or otherwise directly or indirectly restrain, restrict, prohibit, prevent, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or require amendment to the terms of the Acquisition or the proposed acquisition of any shares or securities in ebookers, or the acquisition of control of ebookers by Cendant Bidco;

         (ii) require, prevent, or delay the divestiture, or alter the terms of any proposed divestiture by Cendant Bidco or any other member of the Wider Cendant Group or by ebookers or any other member of the Wider ebookers Group of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own or control any of their respective assets or properties or any material part thereof;

         (iii) limit or delay the ability of any member of the Wider Cendant Group or any member of the Wider ebookers Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities in, or to exercise voting or management control over, any member of the Wider Cendant Group or any member of the Wider ebookers Group;

         (iv) require any member of the Wider Cendant Group or of the Wider ebookers Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of either group owned by any third party (other than in the implementation of the Acquisition);

         (v) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Cendant Group of any shares or other securities (or the equivalent) in ebookers;

         (vi) limit the ability of any member of the Wider Cendant Group or of the Wider ebookers Group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Cendant Group or of the Wider ebookers Group;

         (vii) result in any member of the Wider ebookers Group ceasing to be able to carry on business under any name under which it presently does so; or

         (viii) otherwise adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider ebookers Group or of the Wider Cendant Group;

(g) all necessary notifications and filings having been made, all regulatory and statutory obligations in any relevant jurisdiction having been complied with, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) during which any Third Party could intervene under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated, in each case in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, ebookers or any other member of the Wider ebookers Group by Cendant Bidco or any other member of the Wider Cendant Group or the carrying on by any member of the Wider ebookers Group of its business except where the failure to make any such notification or filing, or comply with any such obligation, or the fact that any such period has not expired, lapsed or been terminated, individually or in the aggregate, is not likely to have a materially adverse effect on the business, assets, profits, financial or trading position or prospects of any member of the Wider Cendant Group;

(h) all authorisations and determinations necessary or appropriate in any relevant jurisdiction for or in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, ebookers or any other member of the Wider ebookers Group by any member of the Wider Cendant Group or in relation to the continuation of the business of any member of the Wider ebookers Group having been obtained, in terms and in a form reasonably satisfactory to Cendant Bidco, from all relevant Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider ebookers Group has entered into contractual arrangements that are material in the context of the Wider ebookers Group taken as a whole and such authorisations and determinations, together with all authorisations and determinations necessary or appropriate for any member of the Wider ebookers Group to carry on its business, remaining in full force and effect and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not renew any of the same in any such case in so far as is material in the context of the Wider Cendant Group or the Wider ebookers Group, as the case may be, in each case, taken as a whole;

(i) except as publicly announced by ebookers in accordance with the Listing Rules, or as fairly disclosed in writing to Cendant or Cendant Bidco by or on behalf of ebookers in connection with the Acquisition, in each case prior to the date hereof, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider ebookers Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Acquisition or the proposed acquisition of any shares or other securities in, or control of, ebookers or any other member of the Wider ebookers Group by any member of the Wider Cendant Group or otherwise, could or might be expected to result in, (in any case to an extent that is or would be material in the context of the Wider ebookers Group taken as a whole):

         (i) any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

         (ii) any such agreement, arrangement, licence or other instrument, or the rights, liabilities, obligations or interests of any member of the Wider ebookers Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

         (iii) the rights, liabilities, obligations or interests of any member of the Wider ebookers Group under any such agreement, arrangement, licence or instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or affected;

         (iv) any member of the Wider ebookers Group ceasing to be able to carry on its business under any name under which it presently does so;

         (v) any asset or interest of any member of the Wider ebookers Group being or falling to be disposed of or ceasing to be available to any member of the Wider ebookers Group or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to any member of the Wider ebookers Group;

         (vi) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider ebookers Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

         (vii) the creation of any liability (actual or contingent) by any member of the Wider ebookers Group; or

         (viii) the value or the financial or trading position or the prospects of any member of the Wider ebookers Group being prejudiced or adversely affected,

         and no event having occurred which, under any provision of any agreement, arrangement, licence, or other instrument to which any member of the Wider ebookers Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this paragraph (i) to an extent which is material in the context of the Wider ebookers Group as a whole;

(j) save as publicly announced by ebookers in accordance with the Listing Rules, or as fairly disclosed in writing to Cendant Bidco or Cendant by or on behalf of ebookers in connection with the Acquisition in each case prior to the date hereof, no member of the Wider ebookers Group having, since 31 December 2003:

         (i) (save as between ebookers and, on a pre-emptive basis, any member of the Wider ebookers Group or upon the exercise of rights to subscribe for ebookers Shares pursuant to the exercise of options granted under the ebookers Share Option Scheme and the ebookers Individual Option Arrangements) issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or of securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities, or redeemed, purchased or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

         (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise (other than to ebookers or a wholly-owned subsidiary of ebookers);

         (iii) save for transactions between members of the ebookers Group, acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any rights, title or interest in any asset (including shares and trade investments), which, in each case, is material in the context of the Wider ebookers Group taken as a whole, or merged with or demerged any body corporate or authorised or proposed or announced any intention to propose any such merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (other than in the ordinary course of business);

         (iv) made or authorised or proposed or announced an intention to propose any change in its loan capital or issued, authorised or proposed the issue of any debentures;

         (v) (save in the ordinary course of business or for transactions between members of the ebookers Group) incurred or increased any indebtedness or liability (actual or contingent) which is material in the context of the Wider ebookers Group taken as a whole;

         (vi) entered into varied or authorised, proposed or announced its intention to enter into or vary any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude and in any case which is material in the context of the Wider ebookers Group taken as a whole;

         (vii) entered into or varied the terms of any contract, agreement or arrangement with any of the ebookers Directors or any other director or senior executive of any member of the Wider ebookers Group;

         (viii) waived or compromised any claim other than in the ordinary course of business in any case in a manner or on terms that are material in the context of the Wider ebookers Group taken as a whole;

         (ix) taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made, in each case for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

         (x) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

         (xi) made any alteration to the memorandum or articles of association of ebookers or any material alteration to the memorandum or articles of association (or equivalent constitutional documents) of any of ebookers' subsidiaries;

         (xii) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

         (xiii) implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement;

         (xiv) entered into any contract, transaction or arrangement which is or could be restrictive on the business of any member of the Wider ebookers Group or the Wider Cendant Group other than to a nature and extent which is normal in the context of the business concerned; or

         (xv) entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to, or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (j);

(k) since 31 December 2003, and save as publicly announced in accordance with the Listing Rules by ebookers, or as fairly disclosed in writing by or on behalf of ebookers to Cendant or Cendant Bidco in connection with the Acquisition in each case prior to the date hereof:

         (i) no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of ebookers or any other member of the Wider ebookers Group that is material in the context of the Wider ebookers Group taken as a whole;

         (ii) no litigation or arbitration proceedings, prosecution or other legal proceedings having been instituted, announced, implemented or threatened in writing by or against or remaining outstanding against or in respect of any member of the Wider ebookers Group or to which any member of the Wider ebookers Group is or may become a party (whether as plaintiff, defendant or otherwise) which in any such case might be reasonably expected adversely and materially to affect any member of the Wider ebookers Group;

         (iii) (other than as a result of the Acquisition) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider ebookers Group which in any such case is adverse to the interests of any member of the Wider ebookers Group and is material in the context of the Wider ebookers Group taken as a whole; and

         (iv) no contingent or other liability of any member of the Wider ebookers Group having arisen or become apparent to Cendant Bidco or increased which in any case is material in the context of the Wider ebookers Group taken as a whole.

(l) save as publicly announced in accordance with the Listing Rules by ebookers, or fairly disclosed in writing by or on behalf of ebookers to Cendant or Cendant Bidco in connection with the Acquisition prior to the date hereof, Cendant Bidco not having discovered:

         (i) that any financial, business or other information concerning ebookers or the Wider ebookers Group that has been disclosed at any time by or on behalf of any member of the Wider ebookers Group whether publicly, or to any member of the Wider Cendant Group, is misleading, contains any misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading; or

         (ii) that any member of the Wider ebookers Group or any partnership, company or other entity in which any member of the Wider ebookers Group has a significant economic interest and which is not a subsidiary of ebookers is subject to any liability (actual or contingent) that has not been publicly announced and which in any case is material in the context of the Wider ebookers Group taken as a whole; or

         (iii) any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider ebookers Group and which is material in the context of the Wider ebookers Group taken as a whole; and

(m) Cendant Bidco not having discovered that, save as publicly announced by ebookers in accordance with the Listing Rules or fairly disclosed in writing to Cendant or Cendant Bidco by and on behalf of ebookers prior to the date hereof:

         (i) any past or present member of the Wider ebookers Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider ebookers Group which in any case is material in the context of the Wider ebookers Group taken as a whole; or

         (ii) there is, or is likely to be, any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider ebookers Group, or in which any such member may now or previously have had or be deemed to have or have had an interest, or any other property or any controlled waters under any environmental legislation, regulation, notice, circular or order or other lawful requirement of any relevant authority or Third Party or otherwise which in any case is material in the context of the Wider ebookers Group taken as a whole.

(n) the Merger Agreement not having been terminated in accordance with its terms.

For the purposes of these conditions:

(a) "Third Party" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

(b) a Third Party shall be regarded as having "intervened" if it has decided to take, institute, implement, or threaten any action, proceeding, suit, investigation or enquiry or reference, or made, enacted or proposed any statute, regulation, decision or order, or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and "intervene" shall be construed accordingly;

(c) "authorisations" means authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, permissions, exemptions and approvals;

(d) "publicly announced" means disclosed in the annual report and accounts of ebookers for the year ended 31 December 2003 or otherwise announced on or before the date hereof by ebookers by the delivery of an announcement to a Regulatory Information Service; and

(e) "the Wider ebookers Group" means ebookers and its subsidiary undertakings, associated undertakings and any other undertakings in which ebookers and such undertakings (aggregating their interests) have a substantial interest and "the Wider Cendant Group" means Cendant and its subsidiary undertakings, associated undertakings and any other undertaking in which Cendant and such undertakings (aggregating their interests) have a substantial interest and, for these purposes, "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act) and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Subject to the requirements of the Panel, Cendant Bidco reserves the right to waive all or any of the above Conditions, in whole or in part, except Conditions (a), (b) and (c). The Acquisition will lapse and the Scheme will not proceed unless all the above Conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by Cendant Bidco to have been satisfied or to remain satisfied prior to the Scheme being sanctioned by the Court. Cendant Bidco shall be under no obligation to waive or treat as fulfilled any of Conditions (d) to (m) above inclusive by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Cendant Bidco reserves the right to elect to implement the Acquisition by way of a takeover offer (as defined in section 428 of the Companies Act). In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

If Cendant Bidco is required by the Panel to make an offer for ebookers Shares under the provisions of Rule 9 of the Code, Cendant Bidco may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

The Scheme will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 or the Acquisition is referred to the Competition Commission before the date of the Court Meeting.

The Scheme will be governed by English law and be subject to the jurisdiction of the English courts, to the conditions set out above and the further terms set out below and to be set out in the formal Scheme Document and related Forms of Proxy.

The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

                                 SCHEDULE III

                              RESTRICTED ACTIONS


1. Save where required by the ebookers Share Option Scheme, the Dhamija Option Agreement, the Sampler Option Agreement, the Cochrane Option Agreement or the Talwar Option Agreement, the variation, creation, increase, reorganisation, consolidation, subdivision, conversion, reduction, redemption, repurchase, redesignation or other alteration of the authorised or issued share or loan capital of ebookers or any Affiliate thereof or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital.

2. The convening of any general meeting of ebookers other than the Court Meeting and the Extraordinary General Meeting.

3. Save where required by the ebookers Share Option Scheme, the Dhamija Option Agreement, the Sampler Option Agreement, the Cochrane Option Agreement or the Talwar Option Agreement, the entry into or creation by ebookers or any Affiliate thereof of any agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, transfer, redemption or repayment of, any shares in the capital of ebookers or any Affiliate thereof (including, without limitation, an option or right of pre-emption or conversion).

4. The reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other reserve of ebookers or any Affiliate thereof, or the reduction of any uncalled liability in respect of partly paid shares of ebookers or any Affiliate thereof.

5. The alteration of the memorandum or articles of association or other applicable constitutional document of ebookers or any Affiliate thereof.

6. The recommendation, declaration or making of any dividend or other distribution of profits, assets or reserves other than by wholly owned subsidiaries of ebookers.

7. Any response to the taking of steps by the creditors of ebookers or any Affiliate thereof to liquidate it.

8. The removal or appointment of the auditors or any legal or tax advisers to ebookers or any Affiliate thereof.

9. The disposal or acquisition by any means (including, without limitation, by lease or licence) by ebookers or any Affiliate thereof of any business, going concern or product line.

10. Disposals by any means (including, without limitation, by lease or licence) by ebookers or any Affiliate thereof of:

         (i) any asset or assets (other than assets referred to in paragraph 9 above) with an aggregate value of (pound)100,000 or more (based on lower of market and net book value); or

         (ii)  any interest in real property.

11. Acquisitions by any means (including, without limitation, by lease or licence) by ebookers or any Affiliate thereof of

         (i) any asset (other than assets referred to in paragraph 9 above) with a value of (pound)100,000 or more (based on lower of market and net book value); or

         (ii)  any interest in real property.

12. The transfer by any means of any or all of the shares in any Affiliate of ebookers.

13. The alteration of the accounting reference date of ebookers or any Affiliate thereof or the alteration of the accounting policies or practices of ebookers or any Affiliate thereof except as required by law or to comply with a new applicable accounting standard.

14. The entry into, amendment, variation, supplement or termination of any agreement or arrangement which is material in the context of either the business of the ebookers Group taken as a whole or the implementation of the Acquisition, including, without limitation, any agreement or arrangement which (i) confers exclusive rights or obligations of any nature whatsoever on any party and involves expenditure on the part of ebookers or any Affiliate thereof of (pound)50,000 or more or has a term of three months or more (ii) relates to the provision of business process outsourcing services or the supply of travel-related services and products (including, without limitation, air transportation, hotel accommodation, car hire, travel-related insurance products, cruises and tour packages) and involves expenditure on the part of ebookers or any Affiliate thereof of (pound)50,000 or more or has a term of three months or more, (iii) is not terminable by ebookers or any other relevant member of the ebookers Group on 90 days' notice or less without the payment of any penalty, (iv) involves expenditure on the part of ebookers or any Affiliate thereof of (pound)100,000 or more, or (v) relates in any way to arrangements or relationships between ebookers and/or any other member of the ebookers Group and a global distribution system or customer reservation system.

15. Material capital expenditure of ebookers or any Affiliate thereof, treating the entering into by ebookers or any Affiliate thereof of any lease, licence or similar obligation as capital expenditure. For the purposes hereof, capital expenditure of (pound)100,000 or more shall be deemed to be material.

16. The creation, otherwise than by operation of law, of any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect over any uncalled capital of, or any other asset of, ebookers or any Affiliate thereof or the giving of any guarantee, indemnity or security, or the entry into of any agreement or arrangement having a similar effect by ebookers or any Affiliate thereof or the assumption, otherwise than by operation of law, by ebookers or any Affiliate thereof of any liability, whether actual or contingent, in respect of any obligation of any person.

17. ebookers or any Affiliate thereof incurring, or the entry by ebookers or any Affiliate thereof into any agreement or facility to obtain, any borrowing, advance, credit or finance or any other indebtedness or liability in the nature of borrowing.

18. Any variation in the terms or manner in which Tecnovate eSolutions Limited conducts its business process outsourcing business in any jurisdiction.

19. The incorporation, commencement or development of any new business process outsourcing business by ebookers or any Affiliate thereof (other than Tecnovate eSolutions Limited).

20. The entry into, termination or variation of any employment or consultancy agreement or arrangement, in respect of which annual payments of basic salary or consultancy fees exceed (pound)30,000, including, without limitation, any variation of the remuneration or other benefits under such agreement or arrangement.

21. The entry by ebookers or any Affiliate thereof into any agreement or binding commitment to do any of the actions described in this
         Schedule III.

22. The making by or on behalf of ebookers or any Affiliate thereof of an announcement in relation to any of the actions described in this
         Schedule III or in relation to a proposal to take any such action.

                                  SCHEDULE IV

                                   TIMETABLE



------------ -------------------------------------------------------------------
Date         Action
------------ -------------------------------------------------------------------
D-28         Announcement released
------------ -------------------------------------------------------------------
D-12         Issue Application for permission to convene Court Meeting
------------ -------------------------------------------------------------------
D-8          Swearing and filing of affidavit exhibiting Circular
------------ -------------------------------------------------------------------
D-5          Hearing of application for permission to convene Court Meeting
------------ -------------------------------------------------------------------
D            Circular posted
------------ -------------------------------------------------------------------
D+23/D+24    Court Meeting and Extraordinary General Meeting
             Presentation of Petition applying for Court Orders
------------ -------------------------------------------------------------------
D+32         Application for directions
------------ -------------------------------------------------------------------
D+35         Advertising
------------ -------------------------------------------------------------------
D+49         Court Hearing (depending on Clearances)
------------ -------------------------------------------------------------------
D+50         Effective Date
------------ -------------------------------------------------------------------
D+71         Advertise reduction
------------ -------------------------------------------------------------------

Notes:

1. The parties recognise that the Timetable will be affected by the occurrence of non-Business Days and the availability of the Court and its staff.

2. The parties recognise that the Timetable may be affected by the requirement to obtain Clearances.

3. The parties will discuss the timing of the matters to occur following the Court Meeting and Extraordinary General Meeting in the light of progress towards obtaining Clearances.

                                  SCHEDULE V

                         DHAMIJA COMPROMISE AGREEMENT




                               WITHOUT PREJUDICE
                            AND SUBJECT TO CONTRACT


                                  DATED 200_




                               (1) EBOOKERS PLC
                                      and
                              (2) DINESH DHAMIJA


                  -------------------------------------------
                             COMPROMISE AGREEMENT

                  -------------------------------------------






                                 Russell House
                                 1550 Parkway
                             Solent Business Park
                               Whiteley Fareham
                              Hampshire PO15 7AG
                               Tel: 08700 866800
                               Fax: 08700 866801
                        E-Mail: solent@shoosmiths.co.uk
                                   Ref. HJD

THIS AGREEMENT is made the                  day of                         200_
between:--

1. ebookers Plc (registered no: 3818962) whose registered office is at 25 Farringdon Street, London EC4A 4AB ("the Company"); and

2. Dinesh Dhamija of ("the Employee").

RECITALS

(A) The Employee is employed by the Company under the terms of a Service Agreement dated 2 October 2002 ("the Service Agreement");

(B) The Company is entering into this Agreement for itself and as agent for all Group Companies and is duly authorised on their behalf. "Group Companies" means any company which is for the time being a subsidiary or a holding company of the Company or a subsidiary of any such company ("subsidiary" and "holding company" shall have the meaning set out in section 736 of the Companies Act 1985 as amended).

(C) The Employee has received independent legal advice from a relevant independent adviser ("the Adviser") as to the terms and effect of this Agreement.

(D) The Employee believes that he may have statutory claims or contractual claims against the Company which will arise upon the termination of his employment and therefore he could bring proceedings against the Company or its shareholders, officers or employees for the claims particularised in clause 7.1.

IT IS AGREED as follows:

1.       TERMINATION OF EMPLOYMENT

         The Employee's employment with the Company will terminate on [insert date] ("the Termination Date") by reason of mutual agreement.

2.       PAYMENT OF SALARY AND BENEFITS UNTIL TERMINATION DATE

2.1 The Company will pay the Employee his normal remuneration and benefits until the Termination Date (less such sums as the Company is obliged by law to deduct by way of tax and National Insurance) or other social security contribution.

2.2 On or before the Termination Date the Company will pay the Employee in lieu of accrued but untaken holiday (less such sums as the Company is obliged by law to deduct by way of tax and National Insurance or other social security contribution).

3.       COMPENSATION FOR LOSS OF EMPLOYMENT AND PAYMENT IN LIEU OF NOTICE

3.1 The Company shall within 14 days of the Termination Date or the date of this Agreement if later (provided that the Employee has returned to the Company a copy of this Agreement signed by him and the Adviser) pay to the Employee the sum of (pound)361,000 in lieu of the Employee's contractual notice period, less such sums as the Company is obliged by law to deduct by way of tax and National Insurance.

4.       TAX INDEMNITY

4.1 The Employee shall be responsible for any tax which the Inland Revenue or other authority may require to be paid in respect of the Severance Payment and the Employee agrees to indemnify and keep indemnified the Company against any demand for payment of tax, National Insurance or other social security contributions, interest, fines or penalties thereon which the Company may receive.

5.       COMPANY PROPERTY

5.1 The Employee warrants that on or before the the Termination Date or the date of this Agreement, if later, he will return to the Company all keys, electronic passes, documents, recordings, photographs, laptop computer, computer hardware, computer discs, microfiches, mobile telephone, Company credit card, Company car and any other property belonging to the Company including any copies thereof. The Employee warrants that he has not made or retained copies of or extracts from documents or any notes of or information relating to the business of the Company, caused others to do so or distributed the same to persons other than those authorised by the Company to be in possession of such documents.

6.       EXPENSES

6.1 The Company will reimburse the Employee for all expenses reasonably and properly incurred and accounted for in connection with the Employee's employment up to the Termination Date provided that the Company receives the appropriate receipts or invoices within 7 days of the Termination Date.

7.       FULL AND FINAL SETTLEMENT AND WAIVER OF CLAIMS

7.1 The Employee accepts the terms of this Agreement and the Severance Payment in full and final settlement of all and any claims, whether under contract, at Common Law, under statute or pursuant to European Community Law which the Employee has, or may have, against the Company, its officers, employees and ex-employees arising directly or indirectly from the Employee's employment by the Company or its termination including the following claims (but excluding any claim for accrued pension rights) which have been raised by the Employee with the Adviser:

         (i) any claim for unpaid salary, bonuses, commission, overtime, holiday pay, sick pay or reimbursement of expenses;

         (ii)  any claim for damages for breach of contract however arising;

         (iii) any claim for unfair dismissal or a redundancy payment or any other termination payment;

         (iv) any claim for unlawful deduction of wages or any other claim under the Employment Rights Act 1996;

7.2 The Employee warrants that he has raised any and all claims that he has or may be entitled to make against the Company in respect of his employment and its termination, whether contractual, statutory or otherwise and that they are fully particularised in clause 7.1 and that other than the claims listed he warrants that he has no further claims or potential claims against the Company.

7.3 The Employee warrants that he has not already instituted a claim or claims against the Company.

7.4 The Company enters into this Agreement in reliance on the warranties given by the Employee in clause 7. The Employee acknowledges that in the event of any proceedings being commenced by him in respect of any claims referred to in paragraph 7.1 the Severance Payment shall be repaid to the Company and shall be recoverable as a debt from the Employee.

7.5 The Employee warrants that he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims.

7.6 The Employee warrants that on the date of this Agreement he is not aware of any conditions, illness or injury that may give rise to a personal injury claim against the Company.

8.       EMPLOYEE'S INDEPENDENT LEGAL ADVICE

8.1 The Employee warrants that he has before signing this Agreement taken advice from _____ of _____ ("the Adviser") on the terms and effect of this Agreement and in particular its effect on his ability to pursue a complaint before an Employment Tribunal, the County Court or High Court.

8.2 It is a condition of this Agreement that the Adviser provides the Certificate annexed to this Agreement at Schedule 1.

9.       CONFIDENTIALITY

The Employee acknowledges and agrees that he continues to be bound by:-

9.1 His implied duties of confidentiality in respect of Confidential Information; and

9.2 The provisions of the express confidentiality and post termination obligations contained in clause 5, 8 and 21 of the Service Agreement.

9.3 For the purposes of this Agreement "Confidential Information" shall mean any information relating to the Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company including without limitation details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with the customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of the Company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into the Employee's possession by virtue of his/her employment, and any other information which the Company could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as "confidential" and any and or information which has been or may be derived or obtained from any such information.

9.4 The Employee agrees not to make any statements to the press or other media in connection with the Company or any Group Company or the termination of his employment or this Agreement.

9.5 The Employee agrees not to make, or cause to be made, any derogatory or critical or disparaging remarks, comments or statements (whether orally or in writing) about the Company, its suppliers, customers, clients, investors or advisers, its shareholders, officers or employees.

9.6 The Employee agrees that he will not disclose the fact or contents of this Compromise Agreement without the prior written consent of the Company except to his partner, professional advisers, the Inland Revenue or as otherwise required by law and that he will otherwise make no statement to any person or body relating to the termination of his employment nor any statement of any kind which is calculated or likely to diminish the reputation of the Company or any Group Company, its or their officers and employees.

10.      RESIGNATION FROM OFFICE

On signing this Agreement the Employee will provide to the Company his written resignation from the office(s) that he holds with the Company in the form attached at Schedule 2 with effect from the Termination Date and shall execute such documents and do such other things as are necessary to give effect to such resignation.

11.      LEGAL & OTHER ASSISTANCE

11.1 The Employee agrees that he will, at the request of the Company, provide the Company and/or any Group Company with such assistance as it or they may reasonably require in the conduct of any legal proceedings, investigation or enquiry in respect of which the Company or its advisers believe that the Employee may be of assistance.

11.2 If the Employee is required to provide assistance to the Company and/or any Group Company, in accordance with paragraph 11.1 the Company will reimburse the Employee for any reasonable expenses which the Employee may incur and which are evidenced by appropriate receipts or invoices.

12.      EMPLOYMENT LEGISLATION

The Company and the Employee confirm that this Agreement satisfies the conditions regulating compromise agreements and compromise contracts under
Section 203(3) Employment Rights Act 1996, Section 77(4A) Sex Discrimination Act 1975, Section 72 (4A) Race Relations Act 1976, Section 288 (2B) Trade Union and Labour Relations (Consolidation) Act 1992, Section 9(3) Disability Discrimination Act 1995, Section 35(3) Working Time Regulations 1998 and
Section 49(4) National Minimum Wage Act 1998, (together referred to as "the Acts").

13.      GOVERNING LAW AND JURISDICTION

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the Courts and Tribunals of England and Wales.

14.      MISCELLANEOUS

Any Group Company, subject at all times to the provision of the Contracts (Rights of Third Parties) Act 1999, may enforce the terms set out in this Agreement.

This Agreement although marked "without prejudice" will upon signature by all parties be treated as an open document evidencing an agreement binding on the parties.




SIGNED by
For and on behalf of ebookers Plc
in the presence of:


SIGNED by Dinesh Dhamija               )
in the presence of:

                                  SCHEDULE 1
                                  ----------
                             Adviser's Certificate

I confirm that:

1. I am a relevant independent adviser within the meaning of the Acts as defined in clause 12 of this Agreement.
2. I have advised the Employee of the terms and effect of this Agreement and in particular its affect on his abilities to pursue a claim before an Employment Tribunal.
3. There is in force a contract of insurance or indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequences of my advice.





Signed: ........................
Name: ..........................
[IN CAPITALS]
Capacity: ......................
(eg. Solicitor, Barrister, Advocate, Authorised litigator, Officer of Trade Union, Authorised Advice Centre Worker)


Signed: ........................
THE EMPLOYEE

                                  SCHEDULE 2
                                  ----------


To the Company Secretary of ebookers Plc


[Termination Date]


Dear Company Secretary

RESIGNATION AS DIRECTOR

I hereby confirm my resignation as a Director of ebookers Plc ("the Company") to take effect from [Termination Date].

I confirm that I have no claim whatsoever against the Company as a Director either under Common Law or Statute or otherwise howsoever arising from my resignation of this office.

Yours sincerely



................................
[Name of Employee]